Exhibit 3.4

AMENDMENT NO. 3
TO
THE BYLAWS
OF
LEGACY HOUSING CORPORATION
(Adopted by the Board of Directors effective as of October 29, 2025)

This Amendment No. 3 to the Bylaws (the “Bylaws”) of Legacy Housing Corporation, a Texas corporation (the “Corporation”), hereby amends the Bylaws in the following respects:

1.	Article 7 of the Bylaws is hereby amended to add a new Section 7.7 as follows:

“Section 7.7 Choice of Forum. Any action asserting an “internal entity claim” as that term is defined in the Texas Business Organizations Code (the “TBOC”), will be the United States District Court for the Northern District of Texas or, if the United States District Court for the Northern District of Texas lacks jurisdiction for such action, the Texas Business Court (or, if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court in Tarrant County, Texas).”

2.	Except as specifically amended above, the Bylaws shall remain in full force and effect.